Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

AIM ImmunoTech Inc.

Ocala, Florida

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AIM ImmunoTech Inc. of our report dated March 30, 2020, relating to the consolidated financial statements of AIM ImmunoTech Inc. included in the Annual Report on Form 10-K of AIM ImmunoTech Inc. for the year ended December 31, 2019.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, FL
June 30, 2021